BioAmber Reports Second Quarter 2016 Financial Results

Montreal, Canada, August 9, 2016. BioAmber Inc. (NYSE: BIOA), a leader in renewable materials, today announced operational and financial results for the three months ending June 30, 2016.

“BioAmber continues to meet ramp-up expectations at its Sarnia plant. We have made excellent progress in the plant’s reliability and performance, while continuing to increase production levels and drive down unit costs,” said Jean-Francois Huc, BioAmber’s Chief Executive Officer.   “Second quarter sales were on track, generating a 73% increase in sales over Q1, while Q2 operations improved throughout the quarter, culminating in a June uptime rate of over 80%.  The team is now entrenching its operating routines as our Sarnia facility moves towards full production levels," he added.

Operational Highlights

•	Sales of bio-succinic acid in the quarter were $2.5 million, an increase of 73% over the previous quarter and an increase of 637% compared to the same period last year
•	The cost per ton of bio-succinic acid sold continued to decrease, with a 30% reduction relative to the previous quarter, and Sarnia variable costs were lowered to the Company’s 2016 target
•	Sarnia achieved an uptime rate of over 80% in the month of June 2016, having increased steadily during the second quarter
•	Less than 7% of total bio-succinic acid produced in Sarnia during the second quarter was off-spec, compared to 37% of bio-succinic acid production that was off spec in the previous quarter
•	Finished product inventory increased to 1,200 metric tons at the end of the second quarter
•	The Company did not have a lost time injury during the quarter and has not had a lost-time injury dating back to the beginning of construction in Sarnia.

Financial Highlights

•	Cash on hand was $5.5 million as of June 30th, 2016, compared to cash on hand of $6.9 million on December 31, 2015
•	After the end of the quarter the Company closed on an additional $7.6 million from the previously disclosed BDC Capital loan
•	Gross loss in the second quarter was reduced by 40% compared to the previous quarter

Q2 2016 Financial Results

Revenues for the quarter ended June 30, 2016 were $2.5 million, an increase of 73% over the previous quarter. The increase in revenue was entirely attributed to volume growth, with no material change in the average selling price.

Gross loss for the quarter ended June 30, 2016 was $1.0 million, compared to $410,000 for the same period last year and $1.6 million for the previous quarter. The decrease in gross loss relative to the previous quarter was due to the greater volume of succinic acid produced and sold, improvements in operational efficiency and a reduction in the quantity of off-spec product produced.

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Research and development expenses for the quarter ended June 30, 2016 decreased to $1.5 million from $5.0 million for the same period last year. The higher costs recorded last year were the result of certain commissioning and start-up costs incurred in the quarter and recorded as research and development expenses. There was also a reduction in research costs in Q2 2016 relative to Q2 2015 due to the fact that the technology is now operating in a commercial facility.

Sales and marketing expenses for the quarter ended June 30, 2016 decreased to $584,000 from $1.1 million for the same period last year. This was driven by a decrease in stock-option compensation expenses due to stock-options granted in 2016 with a lower fair value and a decrease in salaries and benefits in the first quarter of 2016.

General and administrative expenses for the quarter ended June 30, 2016 were unchanged at $3.0 million, compared to the same period last year.

Depreciation of property and equipment and amortization of intangible asset expense increased to $1.2 million for the quarter ended June 30, 2016 from $93,000 for the same period last year. This increase was due to the depreciation of Sarnia facility assets following the beginning of production.

For the quarter ended June 30, 2016, the Company incurred net financial income of $11.3 million, compared to a charge of $3.8 million for the same period last year.  There was a financial charge of $662,000 resulting from interest expense on long-term loans, which was offset by a non-cash gain of $11.9 million related to changes in the fair market value of the warrants issued in connection with the Company’s initial public offering (IPO Warrants) and warrants issued in 2009 and 2011 (Legacy Warrants).

The Company recorded a net income attributable to BioAmber Inc. shareholders of $4.8 million, or an income of $0.17 per share for the quarter ended June 30, 2016, compared to a net loss of $14.0 million, or a loss of $0.58 per share for the same period last year.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the quarter ended June 30, 2016 was $7.1 million, or a loss of $0.25 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $9.5 million, or a loss of $0.39 per share for the same period last year.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2016, the impact of the change in fair value of the IPO and Legacy Warrants. The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders excludes, for the quarter ended June 30, 2015, the impact of the change in fair value of the IPO and Legacy warrants, the non-cash inventory reserve expense and the intangible asset impairment related to DuPont technology.

Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

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Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on August 9, 2016. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546     International callers: (416) 764-8688

Teleconference replays will be available through August 16, 2016: Domestic: 1-888-390-0541

International: 416-764-8677   Passcode: 138284#   A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the beginning of our commercial operations and the ramping-up of our sales for our Sarnia Bio-SA facility.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K and the recent quarterly reports on Form 10-Q.

BioAmber Investor Contact

Mike Hartmann

Executive Vice President

514-844-8000 Ext. 120

mike.hartmann@bio-amber.com

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BioAmber Inc.
Consolidated Statement of Operations
(unaudited, in thousands)

	Three Months ended June 30,
	2016	2015

Product sales	$ 2,521	$ 342
Cost of goods sold	3,481	752
Gross loss	(960)	(410)
Operating expenses
General and administrative	2,985	2,964
Research and development, net	1,523	4,960
Sales and marketing	584	1,124
Depreciation of property and equipment	1,238	93
Write-off of intangible assets	—	1,141
Foreign exchange loss	25	202
Operating expenses	6,355	10,484
Operating loss	(7,315)	(10,894)
Amortization of debt discounts	839	92
Financial charges (income), net	(11,296)	3,782
Other expense (income), net	197	—
Income (loss) before income taxes	2,945	(14,768)
Income taxes	12	11
Net income (loss)	2,933	(14,779)
Net income (loss) attributable to:
BioAmber Inc. shareholders	4,811	(13,979)
Non-controlling interest	(1,878)	(800)
	2,933	(14,779)

Basic net earnings (loss) per share attributable to BioAmber Inc. shareholders	0.17	(0.58)
Weighted-average of common shares outstanding - basic	28,782	24,283

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of June 30, 2016	As of December 31, 2015
Assets	$	$
Current assets:
Cash and cash equivalents	5,543	6,974
Accounts receivable	2,192	979
Inventories	2,850	1,749
Prepaid expenses and other current assets	1,354	1,142
Total current assets	11,939	10,844
Property and equipment, net	128,201	122,543
Investment in cost and equity method investment	447	447
Intangible assets including goodwill	6,865	6,977
Restricted cash	577	541
Deferred financing costs	662	435
Total assets	148,691	141,787

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	5,118	15,834
Income taxes payable	119	112
Deferred grants	3,670	3,438
Short-term portion of long term debt	10,242	10,297
Total current liabilities	19,149	29,681
Long-term debt	26,521	28,492
Warrants financial liability	3,123	12,232
Other long term liabilities	452	443
Total liabilities	49,245	70,848
Redeemable non-controlling interest	41,188	24,584
Shareholders’ Equity	58,258	46,355
Total Liabilities and Shareholders’ Equity	148,691	141,787

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six months ended June 30,
	2016	2015
	$	$
Operating Activities
Net loss	(9,603)	(23,888)
Adjustments to reconcile net loss to cash:
Stock-based compensation	1,778	3,013
Depreciation and amortization	2,392	165
Write-off intangible assets	—	1,141
Loss on disposals of property and equipment	177	—
Amortization of debt discounts	1,441	158
Other long-term liabilities	(9)	25
Financial charges (income), net	(9,346)	3,173
Changes in operating assets and liabilities	(12,505)	642
Net cash used in operating activities	(25,675)	(15,571)

Investing activities
Acquisition of property and equipment and intangible asset, net of disposals	(364)	(52,433)
Investment in equity method and cost investments	—	(413)
Net cash used in investing activities	(364)	(52,846)

Financing activities
Deferred financing costs	(571)	(490)
Issuance of long-term debt	—	21,967
Repayment of long-term debt	(4,840)	—
Government grants	—	7,947
Net proceeds from issuance of common shares	29,585	37,416
Net cash provided by financing activities	24,174	66,840
Foreign exchange impact on cash	434	(801)
Decrease in cash and cash equivalents	(1,431)	(2,378)
Cash and cash equivalents, beginning of period	6,974	51,043
Cash and cash equivalents, end of period	5,543	48,665

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2016, the impact of the change in fair value of the IPO warrants and the Legacy Warrants. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2015, the impact of the change in fair value of the IPO warrants and the Legacy Warrants, the non-cash inventory reserve expense and the intangible asset impairment related to DuPont technology. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands, except for share data)
	Three Months ended June 30,
	2016	2015
	$	$
Net income (loss) attributable to BioAmber Inc. Shareholders	4,811	(13,979)
Adjustment:
Warrants revaluation (income) expense	(11,943)	3,010
Intangible impairment	—	1,141
Inventory reserve	—	300
Adjusted net loss attributable to BioAmber Inc. shareholders	(7,132)	(9,528)

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	(0.25)	(0.39)

Weighted-average of common shares
outstanding- basic	28,782	24,283

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